UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2020

NGL ENERGY PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware	001-35172	27-3427920
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6120 South Yale Avenue
Suite 805
Tulsa, Oklahoma 74136
(Address of principal executive offices) (Zip Code)

(918) 481-1119
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols	Name of Each Exchange on Which Registered
Common units representing Limited Partner Interests	NGL	New York Stock Exchange
Fixed-to-floating rate cumulative redeemable perpetual preferred units	NGL-PB	New York Stock Exchange
Fixed-to-floating rate cumulative redeemable perpetual preferred units	NGL-PC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Term Credit Agreement

On June 3, 2020, NGL Energy Partners LP (the “Partnership”) and its wholly owned subsidiary, NGL Energy Operating LLC, a Delaware limited liability company (the “Borrower”), entered into a Term Credit Agreement (the “Term Credit Agreement”) with Wilmington Trust, National Association, as administrative agent, and the financial institutions party thereto as lenders, that provides for a $250,000,000 term loan facility. The term loans will mature on June 3, 2023 and will be subject to customary mandatory prepayment events, including with the proceeds of certain asset sales and debt incurrences.

The obligations of Borrower under the Term Credit Agreement are guaranteed by the Partnership and certain of the Borrower’s wholly owned subsidiaries. The term loans will be secured by substantially all of the assets of the Borrower, the Partnership and the other subsidiary guarantors subject to certain customary exclusions.

All borrowings under the Term Credit Agreement bear interest at an adjusted LIBOR rate (based on the higher of one month and three month LIBOR) plus 8.00% per annum.

The Term Credit Agreement contains various customary representations, warranties and covenants by the Partnership and its subsidiaries, including, without limitation, (i) commencing June 30, 2020, the Partnership, the Borrower and the subsidiary guarantors will be subject to financial covenants limiting leverage, including senior secured leverage and total leverage, and requiring a minimum interest coverage, (ii) negative covenants limiting indebtedness, liens, investments, equity distributions, dispositions and fundamental changes and involving the Partnership or its subsidiaries and (iii) affirmative covenants requiring, among other things, reporting of financial information and material events and covenants to maintain existence and pay taxes, in each case substantially consistent with the Borrower’s existing revolving credit facility.

Substantially consistent with the Borrower’s existing revolving facility, the Partnership’s and its subsidiaries’ obligations under the Term Credit Agreement may be accelerated following certain events of default (subject to applicable cure periods), including, without limitation, (i) the failure to pay principal or interest when due, (ii) a breach by the Partnership or its subsidiaries of any material representation or warranty or any covenant made in the Term Credit Agreement or (iii) certain events of bankruptcy or insolvency.

The description of the Term Credit Agreement is qualified in its entirety by reference to the full text of the Term Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated into this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The disclosure provided in Item 1.01 of this Current Report on Form 8-K regarding the Term Credit Agreement is incorporated by reference into this Item 2.03.

Item 8.01.	Other Matters.

On June 4, 2020, the Partnership issued a press release announcing the Term Credit Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Neither this Current Report on Form 8-K nor the press release attached hereto constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
Term Credit Agreement, dated June 3, 2020, by and among NGL Energy Operating LLC, as Borrower, NGL Energy Partner LP, the lenders thereto and Wilmington Trust, National Association, as the administrative agent

99.1	Press release dated June 5, 2020.
101	Cover Page formatted as Inline XBRL.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NGL ENERGY PARTNERS LP
	By:	NGL Energy Holdings LLC,
its general partner
Date: June 5, 2020		By:	/s/ Robert W. Karlovich III
Robert W. Karlovich III
Chief Financial Officer